As filed with the Securities and Exchange Commission on May 8, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
LATTICE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of principal executive offices, including zip code)
LATTICE SEMICONDUCTOR CORPORATION
2013 INCENTIVE PLAN
LATTICE SEMICONDUCTOR CORPORATION
2011 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Darin G. Billerbeck
President and Chief Executive Officer
5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
503-268-8000
(Name, address and telephone number, including area code, of agent for service)
______________________
Copy to:

Danielle Benderly Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209-4128
503-727-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value, under the Lattice Semiconductor Corporation 2013 Incentive Plan	3,640,000	$5.02	$18,272,800.00	$2,492.41
Common Stock, $0.01 par value, under the Lattice Semiconductor Corporation 2011 Non-Employee Director Equity Incentive Plan, as Amended	360,000	$5.02	$1,807,200.00	$246.50

(1)
Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $4.74 based on the average of the high sales price ($5.06) and the low sales price ($4.98) for the Registrant’s Common Stock as reported by the Nasdaq Stock Market on May 6, 2013.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed on March 8, 2013, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
(b)    The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013, filed on May 7, 2013;
(c)    The Registrant's Current Reports on Form 8-K filed on February 27, 2013 (excluding Item 9.01), and May 6, 2013;
(d)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    DESCRIPTION OF SECURITIES
Not applicable.
Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL
None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant’s Restated Certificate of Incorporation (the “Certificate”), limits, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Bylaws, as amended and restated (the “Bylaws”), provide that the Registrant shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by law against expenses, liabilities and loss, including attorneys fees, judgments, fines, ERISA excise taxes or penalties and settlements, reasonably incurred or suffered in connection with any proceeding arising out of their status as our agent. The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the Delaware General Corporation Law.
The Registrant has also entered into indemnification agreements with directors, officers and certain employees, under which, among other things, the Registrant has agreed to indemnify the Registrant’s directors, officers and certain employee, subject to certain conditions and limitations, for certain amounts, including attorney’s fees, judgments, fines, penalties, settlement amounts and any other amounts reasonably incurred or suffered by any such person in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant or of any other company or enterprise with respect to which the person served in such capacity at the request of the Registrant.
Item 7.    EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
Lattice Semiconductor Corporation 2013 Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on March 18, 2013 (File No. 000-18032))

99.2
Lattice Semiconductor Corporation 2011Non-Employee Director Equity Incentive Plan, as Amended (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on March 18, 2013 (File No. 000-18032))

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or  15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of
Oregon, on May 8, 2013.
Lattice Semiconductor Corporation

____/s/ Joe Bedewi__________________________________

By:	Joe Bedewi Corporate Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Darin G. Billerbeck, Joe Bedewi and Byron W.
Milstead, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this
Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 8, 2013.

Signature	Title
/s/ Darin G. Billerbeck Darin G. Billerbeck	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Joe Bedewi Joe Bedewi	Corporate Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robin A. Abrams Robin A. Abrams	Director
/s/ John Bourgoin John Bourgoin	Director
/s/ Patrick S. Jones Patrick S. Jones	Director
/s/ Balaji Krishnamurthy Balaji Krishnamurthy	Director
/s/ Gerhard H. Parker Gerhard H. Parker	Director
/s/ Hans Schwarz Hans Schwarz	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
Lattice Semiconductor Corporation 2013 Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on March 18, 2013 (File No. 000-18032))

99.2
Lattice Semiconductor Corporation 2011 Non-Employee Director Equity Incentive Plan, as Amended (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on March 18, 2013 (File No. 000-18032))